Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES

REPORTS THIRD QUARTER RESULTS

San Francisco, CA – November 12, 2015 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the third quarter and first nine months of 2015.

Third Quarter Results

For the three months ended September 30, 2015, medical services revenue decreased 2.7% to $3,875,000 compared to medical services revenue of $3,982,000 for the third quarter of 2014. The decrease in revenue for this year's third quarter was due, in part, to scheduled downtime at a customer site in order to perform a Cobalt-60 reload.

Net income for this year's third quarter increased to $43,000, or $0.01 per share. This compares to net income of $13,000, or $0.00 per share, for the third quarter of 2014.

The total number of procedures performed in AMS' U.S. Gamma Knife business decreased 3.0% for the third quarter compared to the same period of 2014, reflecting downtime for the Cobalt reload.

Medical services gross margin for the third quarter of 2015 decreased to 37.5%, compared to medical services gross margin of 40.3% for the third quarter of 2014, primarily the result of lower treatment volume and a change in the mix of treatments by location.

Operating income increased 15.0% to $315,000 for the third quarter of 2015 compared to operating income of $274,000 for the same period a year earlier. Pre-tax income, net of income attributable to non-controlling interest, increased to $135,000 for the third quarter of 2015 compared to pre-tax income, net of income attributable to non-controlling interest, of $42,000 for the third quarter of 2014.

Selling and administrative expenses for the third quarter of 2015 decreased to $904,000 compared to SG&A expenses of $933,000 for the third quarter of 2014, primarily reflecting lower consulting fees. Interest expense decreased to $235,000 compared to interest expense of $396,000 for the third of 2014, the result of the closure of the Company's line of credit on January 2, 2015, the pay-down of the AMS's existing debt obligation for its IGRT device, and a one-time benefit for a lease modification recorded in this year's third quarter.

Nine Months Results

For the nine months ended September 30, 2015, medical services revenue increased 8.4% to $12,386,000 compared to medical services revenue of $11,425,000 for the first nine months of 2014. Excluding prior year's revenue in Turkey, medical services revenue increased 13.7% for this year's first nine months compared to the first nine months of 2014.

For the nine months ended September 30, 2015, the Company incurred a net loss of $1,799,000, or $0.33 per share. The loss was solely attributable to a non-cash charge of $2,114,000, or $0.39 per share, related to AMS' strategic equity investment in Mevion Medical Systems. Excluding this charge, the Company would have reported net income of $315,000, or $0.06 per share, for the first nine months of 2015. This compares to a net loss for the first nine months of 2014 of $1,010,000, or $0.21 per share, which included a pre-tax loss on the sale of the Turkey subsidiary of $572,000 and a pre-tax gain on foreign currency transactions of $161,000 due to the strengthening of the Turkish Lira against the U.S. Dollar.

The total number of procedures performed in AMS' U.S. Gamma Knife business increased 9.9% for the first nine months of 2015 compared to the same period of 2014, excluding procedures performed in Turkey.

Operating income for the first nine months of 2015 increased to $1,249,000 compared to an operating loss of $431,000 for last year's first nine months.

Exhibit 99.1

Interest expense decreased for this year's first nine months to $900,000 compared to $1,376,000 for the same period a year earlier. Excluding interest expense in Turkey, this decrease was due to the closure of the Company’s line of credit on January 2, 2015, the pay-down of the Company’s existing debt obligation for its IGRT device at the end of 2014 and an existing lease obligation for a Gamma Knife site at the end of the first quarter 2014, and a one-time benefit for a lease modification, recorded in this year's third quarter.

Balance Sheet Highlights

At September 30, 2015, cash and cash equivalents were $2,184,000 compared to $1,059,000 at December 31, 2014. As of December 31, 2014, AMS had a $9,000,000 renewable line of credit with a bank secured by a certificate of deposit. This line was paid in full on January 2, 2015 using the proceeds from the certificate of deposit. As a result, current liabilities decreased to $9,015,000 at September 30, 2015 compared to $16,251,000 at December 31, 2014. Shareholders' equity at September 30, 2015 was $24,766,000, or $4.62 per outstanding share. This compares to shareholders' equity at December 31, 2014 of $26,154,000, or $4.88 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "Procedure volume remained solid in the third quarter, albeit down marginally compared to last year's exceptionally strong third quarter volume primarily as a result of a Cobalt reload at one of our sites this year. Operating income nevertheless increased, the result of lower interest expense, as explained above, and reduced SG&A, as we remained focused on tightly controlling our operating costs. Net income attributable to AMS shareholders also increased. We believe our Gamma Knife business is well positioned for continued success.

"The Centers for Medicare and Medicaid Services (CMS) has posted its Medicare hospital outpatient prospective payment rates for calendar year 2016. The CMS comprehensive reimbursement rate for both Gamma Knife and LINAC one session cranial radiosurgery of approximately $7,300 will be inclusive of the delivery and certain ancillary codes but exclusive of co-insurance payments or other adjustments. Effective in 2016, treatment planning and MRI treatment imaging codes will be reimbursed separately. The average 2016 CMS reimbursement rate for delivery and separately reimbursable ancillary codes (exclusive of co-insurance and other adjustments) is estimated at $8,781 compared to the current rate of $9,768, a decrease of 10.1%. To put this in perspective, we estimate that CMS’s Gamma Knife rate reduction would have reduced AMS' annualized 2015 revenue by approximately 2%.

"CMS' 2016 proton therapy delivery code rates per daily session are $506, a 0.4% decrease ($508 in 2015) for a simple treatment without compensation; $1,151, a 7.4% increase ($1,072 in 2015), for a simple treatment with compensation; and $1,151, a 7.4% increase ($1,072 in 2015), for an intermediate or complex treatment.

"AMS' first proton therapy center is now under construction at UF Health Cancer Center at Orlando Health in Florida. This center, which will employ the MEVION S250 proton therapy system, is expected to begin treating patients in the first quarter of 2016. We expect to finalize and announce a permanent financing package for this project soon.

"We believe proton therapy represents an extraordinary growth opportunity for AMS. Hospitals around the country have expressed interest in partnering with AMS to develop proton centers of their own, also employing the MEVION S250 proton therapy system being installed in Orlando. Clinical results from the MEVION S250 systems already treating patients at cancer centers in St. Louis, Jacksonville and New Brunswick, New Jersey have demonstrated the device's reliability and rapid patient throughput, as well as its ability to treat a diverse and complex array of cancers in both children and adults. We believe that the clinical advantages of proton therapy in the treatment of a wide range of cancers will support rapid growth in the application of this advanced therapeutic technology."

Exhibit 99.1

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 351-9852 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 4119 8398#.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of investing in a development-stage company, Mevion Medical Systems, Inc., and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2014, its quarterly reports on Form 10-Q for the three months ended March 31, 2015 and June 30, 2015, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 16, 2015.

Contacts:	American Shared Hospital Services

Ernest A. Bates, M.D., (415) 788-5300

Chairman and Chief Executive Officer

eabates@ashs.com

Berkman Associates

Neil Berkman, (310) 477-3118

President

info@berkmanassociates.com

Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	November 12, 2015
Page 4 of 4	Third Quarter 2015 Financial Results

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Medical services revenue	$3,875,000	$3,982,000	$12,386,000	$11,425,000
Costs of revenue	2,421,000	2,379,000	7,533,000	7,688,000
Gross margin	1,454,000	1,603,000	4,853,000	3,737,000
Selling & administrative expense	904,000	933,000	2,704,000	2,792,000
Interest expense	235,000	396,000	900,000	1,376,000
Operating income (loss)	315,000	274,000	1,249,000	(431,000)
(Loss) on write down
investment in equity securities	--	--	(2,114,000)	--
(Loss) on sale of subsidiary	--	--	--	(572,000)
Gain on foreign currency transaction	--	--	--	161,000
Other income	3,000	7,000	14,000	22,000
Income (loss) before income taxes	318,000	281,000	(851,000)	(820,000)
Income tax expense	92,000	29,000	328,000	33,000
Net income (loss)	$226,000	$252,000	$(1,179,000)	$(853,000)
Less: Net (income) attributable
to non-controlling interest	(183,000)	(239,000)	(620,000)	(157,000)
Net income (loss) attributable to
American Shared Hospital Services	$43,000	$13,000	$(1,799,000)	$(1,010,000)

Earnings (loss) per common share:
Basic	$0.01	$0.00	$(0.33)	$(0.21)
Assuming dilution	$0.01	$0.00	$(0.33)	$(0.21)

	Balance Sheet Data
	Sep. 30,	Dec. 31,
	2015	2014

Cash and cash equivalents	$2,184,000	$1,059,000
Certificate of deposit	$--	$9,000,000
Current assets	$6,588,000	$14,247,000
Investment in equity securities	$605,000	$2,709,000
Total assets	$55,886,000	$67,528,000

Current liabilities	$9,015,000	$16,251,000
Shareholders' equity	$24,766,000	$26,154,000